Exhibit 34

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                                                PricewaterhouseCoopers LLP
                                                89 Sandyford Road
                                                Newcastle upon Tyne, NE1 8HW
                                                Telephone +44 (0) 191 232 8493
                                                Facsimile +44 (0) 191 269 4400
                                                www.pwc.com/uk




The Board of Directors
Northern Rock plc
Northern Rock House
Gosforth
Newcastle
NE3 4PL



Independent Accountant's Report
--------------------------------

We have examined management's assertion, included in the accompanying Management's Assertion on Compliance with Applicable Servicing Criteria ("Management's Assertion"), that Northern Rock plc (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB (the "Servicing Criteria") for the asset backed securities transactions conducted by Granite Master Issuer plc that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, where the asset backed securities were outstanding during the period May 24, 2006 to December 31, 2006, and where the related residential mortgage loans backing the asset backed transactions are identified by the Northern Rock plc unique identifier QR004 (the "Platform"), as of December 31, 2006 and for the period May 24, 2006 through December 31, 2006. Paragraph 1 of Management's Assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company in respect of the Platform during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that Northern Rock plc complied with the aforementioned requirements during the period May 24, 2006 through December 31, 2006 ended is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Newcastle upon Tyne, United Kingdom
March 28, 2007









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